Exhibit 99.1

NEWS RELEASE

Contact: Bruce Frymire

Director, Corporate Communications & Investor Relations

650.965.6042 bfrymire@cybersource.com

CyberSource Provides Financial Guidance for Q1 and Full Year 2006

MOUNTAIN VIEW, Calif. – February 7, 2006 – CyberSource Corporation (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced guidance for its first quarter and full year 2006 based on information available as of February 7, 2006.

Historically, CyberSource provided financial guidance regarding its subsequent first quarter and full year financial performance in its fourth quarter earnings conference call. However, because the Company is required to record a number of non-cash adjustments under Generally Accepted Accounting Principles (GAAP) beginning in 2006, it has chosen to present, in addition to GAAP guidance, non-GAAP cash net income and cash earnings per share guidance. The Company will also provide GAAP and non-GAAP results at the end of each quarter. The Company believes that presentation of both GAAP and non-GAAP financial results may provide investors with additional meaningful and relevant information. The non-GAAP financial measures are provided as a complement to GAAP financial measures. Management believes the non-GAAP measures help indicate trends in the company’s business and management uses the non-GAAP measures to plan and forecast future periods. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP. Furthermore, non-GAAP information may not be comparable across companies, as other companies may use different non-GAAP adjustments.

The non-cash items excluded from the non-GAAP presentation are:

•	stock based compensation expense under SFAS 123R

•	non-cash tax expenses and tax benefits resulting from the reduction in the valuation allowance against the deferred tax asset.

•	reversals of previously accrued expenses

•	depreciation and amortization expense

For the first quarter, ending March 31, 2006: Total revenue is expected to be $14.2 million. Transaction and support revenue is expected to be $12.7 million, enterprise software revenue is expected to be $700,000 and professional services revenue is expected to be $800,000. The blended gross margin is expected to be 57% on a GAAP basis. Operating expenses are expected to be $7.6 million on a GAAP basis. Net income on a GAAP basis for the first quarter is expected to be $200,000 and GAAP earnings per share is expected to be $0.01 based on a weighted average share count of 37 million shares. Non-GAAP net income for the first quarter is expected to be $1.7 million and non-GAAP earnings per share is expected to be $0.05 based on a weighted average share count of 37 million shares. This compares to non-GAAP net income of $1.0 million or $0.03 per share for the first quarter of 2005.

Guidance for the full year 2006: Total revenue is expected to be between $64.0 and $66.0 million. The blended gross margin is expected to be 55% on a GAAP basis. Operating expenses are expected to be between $31.0 and $31.5 million on a GAAP basis. Net income on a GAAP basis for 2006 is expected to be between $2.6 and $3.4 million or from $0.07 to $0.09 per share based on a weighted average share count of 37 million shares. Non-GAAP net income for the full year 2006 is expected to be between $9.2 and $10.4 million while non-GAAP earnings per share is expected to be between $0.25 and $0.28 based on a weighted average share count of 37 million shares. This compares to non-GAAP net income of $6.1 million or $0.17 per share for the full year 2005.

Public call/web cast details

CyberSource will host a public conference call today, February 7, 2006, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss the above guidance. The call can be accessed in either of the following ways:

Live web cast

http://www.cybersource.com/cgi-bin/ir.pl

A replay of this web cast will remain available at this location through February 21, 2006.

Live conference call

Dial 888-542-8515 (U.S. and Canada) 706-634-2163 (International). The call’s ID number is: 4828060.

A taped replay of this call will be available until February 21, 2006. The dial-in numbers for the taped replay are 800-642-1687 (U.S.) 706-645-9291 (Non U.S.). The call’s ID number is 4828060.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center, and POS environments. CyberSource also offers industry leading risk management solutions for merchants accepting card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes commerce transaction processing systems. Over 13,000 businesses use CyberSource solutions, including half the companies comprising the Dow Jones Industrial Average. The company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States. For more information, please visit CyberSource’s web site at www.cybersource.com or email info@cybersource.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements in this release include, without limitation, statements regarding (i) financial forecasts or guidance including, without limitation, those regarding revenue, gross margin, operating expenses, net income, and earnings per share, and (ii) the Company’s belief that presenting GAAP and non-GAAP financial measures will provide investors with additional meaningful and relevant information. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as changes in customer needs, new products and services offerings by the company and its competitors, any unforeseen event or any unforeseen system failures, and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 10, 2005, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

© 2006 CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. All other brands and product names are trademarks or registered trademarks of their respective companies.